Exhibit 10.54

October 8, 2004

Mr. Byron D. Hewett

4 Mt. Holly Road East

Katonah, NY 10536

Dear Mr. Hewett:

This letter agreement will serve as an amendment and modification of the terms and conditions of your employment, including your employment letter of October 8, 2004, by Immunicon Corporation (“Immunicon”), and is effective with your start date as defined in your letter of offer.

1. In consideration of your agreement to accept employment as Chief Operating Officer and General Manager, Cancer Products of Immunicon, the Board of Directors of Immunicon wishes to provide you with salary continuation and certain other benefits, as set forth herein, in the event of a Change of Control of Immunicon (as defined herein), or in the event you terminate your employment with Immunicon for Good Reason (as defined herein), or other circumstance whereby your employment is terminated by Immunicon for reasons other than cause (as defined herein).

2. For the purpose of this letter agreement, a “Change of Control” shall mean: (a) the acquisition, directly or indirectly, other than from Immunicon, by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding, for this purpose, Immunicon, its subsidiaries, and any employee benefit plan of Immunicon or its subsidiaries which acquires beneficial ownership of voting securities of Immunicon) (a “Third Party”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of Immunicon’s then outstanding voting securities entitled to vote generally in the election of directors; or (b) individuals who, as of March 19, 2003, constitute the Board of Directors of Immunicon (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to such date whose election, or nomination for election by Immunicon’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote shall be, for purposes of this letter agreement, an Incumbent Director; or (c) consummation of (i) a reorganization, merger or consolidation of Immunicon, or (ii) a liquidation or dissolution of Immunicon or the sale of all or substantially all of the assets of Immunicon (whether such assets are held directly or indirectly) to a Third Party; except that any event or transaction which would be a “Change of Control” under (a) or (c)(i) of this definition shall not be a “Change of Control” if persons who were the shareholders of Immunicon immediately prior to such event or transaction (other than the acquiror in the case of a reorganization, merger or consolidation), immediately thereafter, beneficially own more than 50% of the combined voting power of Immunicon’s or the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the e lection of directors. For purposes of this letter agreement you shall be entitled to terminate your employment for “Good Reason” if: (i) Immunicon or any acquiror or successor assigns to you any duties inconsistent in any material respect with your current position as Chief Operating Officer and General Manager, Cancer Products (including status, offices, titles and reporting requirements), authority, duties or responsibilities or takes any other action which results in a material diminution in such position as Chief Operating Officer and General Manager, Cancer Products, authority, duties or responsibilities; or (ii) Immunicon or any acquiror or successor requires you to be based at any office or location other than the current office or location with Immunicon or a location within a 35 mile radius of such office or location; provided that within fifteen (15) days after the occurrence of any of the events listed in clauses (i) or (ii), you deliver written notice to Immunicon of your intention to terminate for Good Reason specifying in reasonable detail the facts and circumstances claimed to give rise to your right to terminate your employment for Good Reason and Immunicon shall not have cured such facts and circumstances within thirty (30) days after delivery of such notice by you to Immunicon (unless Immunicon shall have waived its right to cure by written notice to you). For purposes of this letter agreement, any good faith determination of “Good Reason” in connection with a Change in Control made by you shall be conclusive. For purposes of this letter agreement, termination of your employment for cause is a termination of your employment by Immunicon, or any successor thereto or acquiror thereof, as determined in good faith by the Board of Directors, which is due to willful malfeasance or gross negligence in the carrying out of your duties and responsibilities in the position of Chief Operating Officer and General Manager, Cancer Products of Immunicon, breach of your fiduciary duty to Immunicon, or conviction of a felony involving a recognized act of moral turpitude under applicable law or a securities or corporate governance law violation.

3. Notwithstanding the terms and conditions of any stock option agreement or other agreement between you and Immunicon, all restrictions on sale or transfer by you of shares of Immunicon stock will be removed (except those conditions imposed by law or regulation, such as the Securities Act of 1933, as amended, and the Exchange Act), and all unvested stock options granted to you under any stock option agreement or otherwise will immediately vest, upon the effective date of a Change of Control of Immunicon, the date of termination of your employment for Good Reason or the date of notice of termination of your employment by Immunicon for reasons other than termination of your employment for cause, disability or death.

4. Should you decide to sell any shares of Immunicon stock which are vested as provided in paragraph 3 above, you will notify the Immunicon Board of Directors of such decision in writing and Immunicon will have the option to purchase such shares from you at the prevailing market price. If the Immunicon common stock is then listed for trading on a national securities exchange or quoted on an interdealer quotation system, such market price shall be the average of the closing price of the Immunicon common stock on such exchange or system for the five trading days immediately preceding the date the Board exercises its option, and, otherwise, shall be the market price as established by the Immunicon Board of Directors, within forty-eight (48) hours after receipt by the Immunicon Board of Directors of such written notice of your intention to sell the shares. In the event the provisions of paragraph 3 above do not apply, including without limitation in the event you terminate your employment voluntarily, any vested shares or options will be treated in accordance with the applicable stock or option agreement governing their issuance and any unvested shares or options will be forfeited in the event your employment ceases prior to any vesting date.

5. It is understood and agreed that an employment-at-will relationship exists between you and Immunicon, and that both you and Immunicon have the right to terminate the employment relationship at any time for any reason. However, should you be terminated by Immunicon or any acquiror of or successor to Immunicon as a result of a Change of Control or for reasons other than termination of your employment for cause, or, if you terminate your employment with Immunicon for Good Reason, in addition to the applicability of the foregoing provisions of this letter agreement you will receive a severance package consisting of a payment equal to twelve (12) months of your base salary at the time of your termination, from the date notice of termination is given, and such benefits as may be continued for the twelve (12) month period from such termination under the benefit plans of Immunicon or a successor to Immunicon existing and applicable to you at the time of your termination. Payments not in connection with a Change in Control shall be made in twelve (12) monthly installments; payment in connection with a Change in Control shall be made in a lump sum. Notwithstanding the foregoing, in the event that during such twelve (12) month period you are employed, or are engaged in the capacity of an independent contractor or agent, by an entity that reasonably may be considered a competitor of Immunicon, or you otherwise materially breach your non-competition, non-solicitation or confidentiality obligations to the Company, as determined in good faith by the Immunicon Board of Di rectors, such benefits will immediately cease as of the date of such employment or engagement and you shall be required to reimburse Immunicon for the applicable portion of your salary severance payment.

6. Anything in this letter agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Immunicon to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this letter agreement) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount equal to the Excise Tax imposed upon the Payment.

Subject to the provisions of the next paragraph, all determinations required to be made under this paragraph 6, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an independent accounting firm selected by the Audit Committee of the Board of Directors which may, if in compliance with applicable law, be the then-current independent auditor of Immunicon (the “Accounting Firm”) which shall provide detailed supporting calculations both to Immunicon and you within 15 business days after the date of termination or such earlier time as is requested by Immunicon. The Gross-Up Payment, if any, shall be paid to you within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal income tax return. Any determination by the Accounting Firm shall be binding upon Immunicon and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by Immunicon should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Immunicon exhausts its remedies pursuant to the next paragraph and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Immunicon to or for your benefit.

You shall notify Immunicon in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Immunicon of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you know of such claim and shall apprise Immunicon of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty-day period following the date on which you give such notice to Immunicon (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Immunicon notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall: (i) give Immunicon any information reasonably requested by Immunicon relating to such claim; (ii) take such action in connection with contesting such claim as Immunicon shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Immunicon; (iii) cooperate with Immunicon in good faith in order effectively to contest such claim; and (iv) permit Immunicon to participate in any proceedings relating to such claim; provided, however, that Immunicon shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 5, Immunicon shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Immunicon shall determine; provided, however, that if Immunicon directs you to pay such claim and sue for a refund, Immunicon shall advance a portion of such payment equal to the Gross-Up Payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax on the Payment or income tax, including interest or penalties with respect thereto; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Immunicon shall not exercise the foregoing right if such loan would violate applicable securities laws. Furthermore, Immunicon’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after the receipt by you of an amount advanced by Immunicon pursuant to the preceding paragraph, you become entitled to receive any refund with respect to such claim, you shall (subject to Immunicon’s complying with the requirements of the preceding paragraph) promptly pay to Immunicon the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by Immunicon pursuant to the preceding paragraph, a determination is made that you shall not be entitled to any refund with respect to such claim and Immunicon does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7. Nothing in this letter agreement shall prevent or limit your continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by Immunicon or its subsidiaries and for which you may qualify, nor shall anything herein limit or otherwise affect such rights as you may have under any stock option or other agreements with Immunicon or any of its subsidiaries.

8. The terms and conditions set forth in this letter agreement shall supercede, amend and take precedence over the terms and conditions set forth in any Employee Non-Disclosure Agreement, Non-Compete Agreement and any other agreement previously entered into by you and Immunicon, to the extent any of the terms and conditions of such other agreements may be inconsistent or in conflict with the terms and conditions set forth herein.

If you are in agreement with the terms and conditions of this letter agreement, please so indicate by signing and dating this letter agreement as provided below.

Sincerely,
IMMUNICON CORPORATION

By:	EDWARD L. ERICKSON
Edward L. Erickson
Chairman of Board, President & Chief Executive Officer

Agreed and Accepted:

BYRON D. HEWETT
Byron D. Hewett

Date of Signature: October 12, 2004